Exhibit 10.2

VICI Properties Inc.
Performance-Based Restricted Stock Unit Agreement

THIS AGREEMENT, is made as of [•], 2018, between VICI Properties Inc., a Maryland corporation (the “Company”), and [•] (the “Grantee”).

WHEREAS, the Company has adopted and maintains the VICI Properties Inc. 2017 Stock Incentive Plan (the “Plan”) to provide certain key persons, on whose initiative and efforts the successful conduct of the business of the Company depends, and who are responsible for the management, growth and protection of the business of the Company or its subsidiaries, with incentives to: (a) enter into and remain in the service of the Company or a Company subsidiary, (b) acquire a proprietary interest in the success of the Company, (c) maximize their performance and (d) enhance the long-term performance of the Company (whether directly or indirectly through enhancing the long-term performance of a Company subsidiary);

WHEREAS, the Plan provides that the Compensation Committee of the Board of Directors of the Company or such other committee to which the Board of Directors has delegated such authority or the Board of Directors (such committee or the Board of Directors, as applicable, the “Administrator”) shall administer the Plan and determine the key persons to whom awards shall be granted and the amount and type of such awards; and

WHEREAS, the Administrator has determined that the purposes of the Plan would be furthered by granting the Grantee an award of restricted stock units (“RSUs”) under the Plan as set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.Grant of RSUs.  Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Grantee an award of performance-based RSUs (“Performance RSUs” or “Performance Stock Units”) in an amount of [•] Performance RSUs (the “Target Award”). Each vested Performance RSU represents the right to receive one share of Common Stock, subject to the terms and conditions of the Plan (including but not limited to Section 3.6 of the Plan) and this Agreement.
2.Grant Date.  The Grant Date of the Target Award is [•], 2018 (the “Grant Date”).
3.Incorporation of Plan.  All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein.  Except as otherwise provided herein, all capitalized terms used herein shall have the meanings given to such terms in the Plan.
4. Vesting; Settlement. The performance period for the Target Award shall be the period beginning January 1, 2018 and ending on December 31, 2020 (or, if earlier and otherwise provided in this Agreement, the day prior to the consummation of a Change in Control) (the

“Performance Period”). Subject to the terms and conditions of this Agreement, the number of Performance RSUs that shall be deemed earned and vested, if any, shall be determined based on the level of achievement of the performance conditions set forth on Exhibit A (such performance conditions, the “Performance Conditions”) over the Performance Period, with the number of Performance RSUs that may be earned and vested ranging from zero to 200% of the Target Award. Any Performance RSUs that are determined not to be earned and vested at the end of the Performance Period shall be forfeited and canceled for no value without further action by the Grantee or the Company.
As soon as practicable following the end of the Performance Period (and, in no event later than March 15th following the end of the Performance Period), the Administrator shall determine (i) the level of achievement of the Performance Conditions and the percentage of the Target Award earned pursuant to such criteria (the date of such determination, the “Determination Date”) and (ii) the number of Performance RSUs deemed earned and, therefore, the number of shares of Common Stock, if any, to be delivered.
As soon as practicable following the Determination Date (but in no event later than March 15th following the end of the Performance Period), (a) all vested Performance RSUs shall be settled and (b) subject to Section 3.6 and Section 9 of the Plan, the Company shall deliver to the Grantee one unrestricted, fully transferable share of Common Stock for each vested Performance RSU.
5.Change in Control. In the event of a consummation of a Change in Control during the Performance Period and while the Grantee is employed by the Company, [For Grantee’s with Employment Agreements: or if the Grantee is terminated within six (6) months prior to the Change in Control] if the Performance RSUs are not assumed or exchanged for an equivalent substitute award by the Company or its successor, the number of Performance RSUs that shall vest shall be determined as if the Performance Period ended as of the day immediately prior to the consummation of the Change of Control based on actual performance through such day and shall be earned and vested as of such date, provided that the number of Performance RSUs that shall be earned and vested in accordance with the foregoing clause shall not be less than 100% of the Target Award. The earned and vested Performance RSUs (and any related dividend equivalents) shall be settled on the consummation of the Change in Control.
For this purpose, “Change in Control” shall mean the occurrence of one of the following events: (a) any transaction or group of related transactions (whether a merger, consolidation, sale or otherwise) pursuant to which any Person (in any case, excluding the Company and any Company Affiliate) or group (within the meaning of Section 13(d)(3) of the Exchange Act) of such Persons acting together pursuant to which such Person or group of Persons is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 30% of the aggregate voting power of the capital stock ordinarily entitled to elect directors of the Company; (b) any disposition in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries (which shall be defined to include any corporation, partnership, limited liability company or other entity of which more than 50% of the economic interest in such entity is owned directly or indirectly by the Company or another subsidiary of the Company), determined on a consolidated basis, to any Person or Persons (in any case, excluding the Company and any Company Affiliate); (c) within a 12-month period, a majority of the members of the Board cease to be Continuing Directors; (d) the consummation of a merger, consolidation, reorganization or similar corporate transaction involving the Company, other than a merger, consolidation, reorganization or similar corporate transaction which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least a majority of the aggregate voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger, consolidation, reorganization or similar corporate transaction; or (e) a liquidation or dissolution of the Company. As used herein, a “Continuing Director” means any member of the Board who was a member of such Board on the date hereof; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by a majority of the directors who then comprised the Continuing Directors shall be considered to be a Continuing Director.
For the purposes hereof, the term “Company Affiliate” shall mean any individual or entity that directly or indirectly controls, is controlled by, or is under common control with the Company and “Person” shall mean an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, association or other entity or a governmental entity. Notwithstanding the foregoing, to the extent that the Performance RSU Award is considered “nonqualified deferred compensation” subject to Section 409A of the Code and the rules and regulations thereunder (“Section 409A”) and where Change in Control is the basis for a payment, delivery or issuance event, or changes the time and form of payment, delivery or issuance, to the extent required to avoid additional taxes and/or penalties under Section 409A, a Change in Control shall only occur if such event also constitutes a “change in the ownership,” “change in effective control” and/or “change in the ownership of a substantial portion of the assets” of the Company, as those terms are defined under Treasury Regulation §1.409A-3(i)(5).
6.Termination of Employment.
[For Grantees without Employment Agreements: Except as otherwise specifically provided by the Administrator, or provided in any other current or future policy or program of the Company or a Company Affiliate, in the event that the Grantee’s employment with the Company or any Company Affiliate terminates for any reason prior to the end of the Performance Period, any unvested Performance RSUs subject to this Agreement (and any related dividend equivalents) shall be forfeited and canceled for no value as of the date such employment terminates and the Grantee shall not be entitled to any compensation or other amount with respect to such forfeited Performance RSUs. For avoidance of doubt, in the event the Grantee’s employment with the Company or any Company Affiliate terminates for any reason following the end of the Performance Period and prior to settlement of the Performance RSUs, the Grantee shall continue to be entitled to receive the Performance RSUs, if any, that become earned and vested based on the Administrator’s determination of the Performance Conditions.]
[For Grantees with Employment Agreements: (a)    Subject to Section 6(c) below, if the Grantee’s employment with the Company or a Company Affiliate is terminated during the Performance Period on account of the Grantee’s death, Disability or termination by the Company or a Company Affiliate without Cause or the Grantee’s resignation for Good Reason (the effective date of such termination, the “Termination Date”), a pro rata portion (determined based on a calculation where the numerator is the number of days that have elapsed between the start of the Performance Period through the Termination Date, and the denominator is the total number of days in the Performance Period) of the Grantee’s Performance RSU shall remain outstanding during the Performance Period and shall vest and be settled, if and to the extent, the Performance Conditions are achieved.
(b)     If the Grantee’s employment with the Company or a Company Affiliate terminates during the Performance Period and at the scheduled expiration of the term of the Grantee’s employment agreement with the Company on account of a non-renewal of the term as a result of a decision by the Company not to renew the employment agreement (“Company Non-Renewal”), the Grantee’s termination of employment shall be treated as a termination by the Company without Cause.
(c)     If the Performance RSUs are assumed or exchanged for an equivalent award by the Company or its successor in connection with a Change in Control and the Grantee’s employment with the Company or a Company Affiliate is terminated during the Performance Period (i) by the Company or a Company Affiliate without Cause, (ii) by the Grantee for Good Reason or (iii) at the scheduled expiration of the term of the Grantee’s employment agreement with the Company on account of a Company Non-Renewal, and any such termination set forth in clauses (i), (ii) or (iii) occurs within six (6) months prior to the consummation of a Change in Control or on or within the twelve (12) months following a Change in Control, then, notwithstanding anything else herein to the contrary, the number of Performance RSUs (and related dividend equivalents) that shall vest and be settled, if any, shall be determined as if the Performance Period ended as of the day immediately prior to the consummation of the Change of Control based on actual performance through such day and shall not be pro-rated as provided in clause (a) of this section, provided further that, the number of Performance RSUs that shall vest in accordance with this clause shall not be less than 100% of the Target Award. If any such termination occurs (a) within six (6) months prior to the consummation of a Change in Control, then the earned and vested Performance RSUs (and any related dividend equivalents) shall be settled on the consummation of the Change in Control, and (b) within the twelve (12) months following a Change in Control, then the earned and vested Performance RSUs (and any related dividend equivalents) shall be settled on the date of termination; provided, however, if required to avoid additional taxes under Section 409A, such Performance RSUs (and any related dividend equivalents) shall be settled at the same time the Performance RSUs would have been settled absent the Change in Control.
(d)     For avoidance of doubt, in the event the Grantee’s employment with the Company or any Company Affiliate terminates for any reason following the end of the Performance Period and prior to settlement of the Performance RSUs, the Grantee shall continue to be entitled to receive the Performance RSUs, if any, that become earned and vested based on the Administrator’s determination of the Performance Conditions.
(e)    For purposes hereof, “Cause,” “Disability,” and “Good Reason” shall have the meaning assigned to such terms in the Grantee’s employment agreement with the Company.]

7.Dividend Equivalents. The Grantee shall be entitled to receive dividend equivalents in respect of each Performance RSU that vests, if any, pursuant to this Agreement or the Plan. At the time the Company delivers shares of Common Stock in respect of Grantee’s earned and vested Performance RSUs, the Company shall also pay the Grantee a lump sum cash amount equal to the cash dividends the Grantee would have received had the Grantee held such number of shares of Common Stock from the Grant Date through and including the date of the Grantee’s receipt of such shares of Common Stock in settlement of the Grantee’s earned and vested Performance RSUs. No interest will accrue on such dividend equivalents. No dividend equivalent amounts will be paid in respect of unvested or forfeited Performance RSUs.
8.Restrictions on Transferability.  The Performance RSUs may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Grantee, except by will or by the laws of descent and distribution. In the event that the Grantee becomes legally incapacitated, the Grantee’s rights with respect to the Performance RSUs shall be exercisable by the Grantee’s legal guardian or legal representative. The Performance RSUs shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Performance RSUs contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon any Performance RSUs, shall be null and void and without effect.
9.Tax Matters.  The Grantee agrees that in order to satisfy any income, employment and/or other applicable taxes that are statutorily required to be withheld in respect of the Performance RSUs (and any corresponding dividend equivalents), the Company shall withhold a number of shares of Common Stock otherwise issuable to the Grantee upon settlement of the Performance RSUs equal in value to the minimum amount (or such other amount that is permitted and agreed by the Administrator provided that the tax or accounting treatment of the Performance RSUs are not changed) necessary to satisfy the statutorily required withholding liability, if any (“Withholding Taxes”), except to the extent that the Grantee shall have elected to pay such Withholding Taxes to the Company in cash (by check or wire transfer). The number of shares of Common Stock equal to the Withholding Taxes shall be determined using the closing price per share on the New York Stock Exchange (or other principal exchange on which the shares of Common Stock then trade) on the trading day immediately prior to the date of issuance of the shares of Common Stock to the Grantee, and shall be rounded up to the nearest whole share.
10.No Rights as a Stockholder; Unfunded. The Grantee shall not be deemed for any purpose to be, or have rights as, a stockholder of the Company by virtue of the Target Award, unless and until shares of Common Stock subject to the Performance RSUs are delivered. Upon the settlement of the Performance RSUs, the Company shall either issue a stock certificate or make an appropriate book entry, at which time the Grantee shall have all the rights of a stockholder with respect to the Common Stock, including the right to vote the shares of Common Stock. The Performance RSUs are an unfunded, unsecured obligation of the Company.
11.Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, must be in a writing signed by such party and shall be effective only to the extent specifically set forth in such writing.
12.Right of Discharge Preserved.  Nothing in this Agreement shall confer upon the Grantee the right to continue in the employ or other service of the Company, or affect any right which the Company may have to terminate such employment or service; provided, however, that nothing herein shall affect the Grantee’s right to severance, payments or other benefits, if any, the Grantee may be entitled to under any other agreement with the Company.
13.Integration.  This Agreement, together with the Plan, contain the entire understanding of the parties with respect to its subject matter.  Notwithstanding the foregoing to the extent the Grantee is party to an employment agreement with the Company or Company Affiliate which provides for more favorable treatment on a termination of employment, change in control, or similar provision, the provisions of such employment agreement shall govern. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein.  This Agreement, including, without limitation, the Plan, and any employment agreement between the Grantee and the Company or any Company Affiliate (to the extent such employment agreement provides for more favorable treatment on a termination, change in control or similar provision) supersedes all prior agreements and understandings, written or oral, between the parties with respect to its subject matter.
14.Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
15.Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the provisions governing conflict of laws.
16.Forfeiture and Recapture.   The Performance RSUs and any dividend equivalents or other distributions paid with respect to the Performance RSUs will be subject to recoupment in accordance with any existing clawback or recoupment policy, or any clawback or recoupment policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.
17.Grantee Acknowledgment.  The Grantee hereby acknowledges receipt of a copy of the Plan.  The Grantee hereby acknowledges that all decisions, determinations and interpretations of the Administrator in respect of the Plan, this Agreement and the Performance RSUs shall be final and conclusive.
18.Section 409A. This Agreement and the Plan provisions that apply to the Performance RSUs are intended to either be exempt from or comply with Section 409A and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of the Plan or this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A shall be excluded from Section 409A to the maximum extent possible. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company or any of its subsidiaries or affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A. In the event the Grantee is a “specified employee” as defined in Treasury Regulation Section 1.409A-1(i) and to the extent necessary under Section 409A, no payments in respect of any Performance RSU that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Grantee’s “separation from service” (as defined in Section 409A) shall be payable or settled before the first day of the seventh month following your termination of employment. Following any applicable six-month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day.
19.Notices. Any notice hereunder by the Grantee shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company, or the person acting in such capacity, at the Company’s principal executive offices. Any notice hereunder by the Company shall be given to the Grantee in writing at the most recent address as the Grantee may have on file with the Company.
20.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

EXHIBIT A

I.    Target Number of RSUs subject to the PBRSUs

	RSUs subject to Absolute TSR Performance Conditions	RSUs subject to Relative TSR Performance Conditions	Aggregate RSUs
Target Number of RSUs

II.    Performance Conditions

50% of the Target Award vests on the basis of the Company’s Absolute Total Stockholder Return and 50% of the Target Award vests on the basis of the Company’s Relative Total Stockholder Return, as provided below:

Performance Condition	Award Weighting	Threshold	Target	Superior
Absolute Total Stockholder Return	50%	7.5%	10.0%	12.0%
Relative Total Stockholder Return (vs. RMZ)	50%	33rd Percentile	50th Percentile	75th Percentile
Percent of Target Award Earned		50%	100%	200%

If the level of performance achievement is above Threshold and between any two of these identified levels of performance (i.e., between Threshold and Target or between Target and Superior), the actual amount of the award that is earned (and the number of Performance RSUs that will vest) will be “interpolated” in a linear progression between such goals. If performance falls below the Threshold benchmark for one of Performance Conditions, the portion of the Performance-Based Award subject to such Performance Condition will not be earned.

For avoidance of doubt, failure to achieve Threshold of one Performance Condition (i.e., failure to achieve threshold for Absolute TSR or failure to achieve threshold for Relative TSR) shall not result in the forfeiture of the Performance RSUs subject to the Performance Condition that is achieved. Notwithstanding the above, in the event that the Company’s Absolute TSR for the Performance Period is negative, the number of RSUs that vest based on Relative TSR shall not exceed the Threshold Number of RSUs for the Relative TSR Performance Condition, even if the Company’s Relative TSR exceeds Relative TSR Threshold performance.

III. Defined Terms

“Absolute Total Stockholder Return” or “Absolute TSR” is calculated on a compounded annualized basis and includes (i) the sum of (a) the cumulative amount of dividends (ordinary and special) paid per share over the measurement period, assuming the reinvestment of dividends in Common Stock, and (b) an amount equal to (x) the closing common share price on the last trading day of the measurement period, minus (y) the closing common share price on the first trading day of the measurement period, divided by (ii) the closing common share price on the first trading day of the measurement period.

“RMZ” shall mean the MSCI US REIT Index.

“Relative Total Stockholder Return” or “Relative TSR” shall mean the Company’s Absolute TSR for the Performance Period as measured against the Absolute Total Stockholder Return for the RMZ.